STOCK PURCHASE AND REDEMPTION AGREEMENT

                                 BY AND BETWEEN

                         STANDARD AUTOMOTIVE CORPORATION

                             A DELAWARE CORPORATION

                                       AND

                                  CARL MASSARO
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.       DEFINITIONS.........................................................  2
         1.1      "Affiliate.................................................  2
         1.2      "Ancillary Documents.......................................  2
         1.3      "Assets....................................................  2
         1.4      "Code......................................................  5
         1.5      "Commitments...............................................  5

2.       SALE AND REDEMPTION OF STOCK........................................  5
         2.1      Purchase and Sale of Stock.................................  5
         2.2      Delivery of Possession and Instruments of
                     Transfer................................................  6

3.       CONSIDERATION.......................................................  6
         3.1      Consideration..............................................  6
         3.2      Time and Mode of Payment...................................  7
         3.3      Balance Sheet..............................................  7
         3.4      Other Consideration........................................ 12
         3.5      Restrictive Covenants...................................... 13
         3.6      Allocation of Consideration for Tax Purposes............... 17

4.       CLOSING............................................................. 17
         Closing and Closing Date............................................ 18

5.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER................... 18
         5.1      Organization, Good Standing, Power, Etc.................... 18
         5.2      Capital Stock.............................................. 19
         5.3      Articles of Incorporation and By-Laws...................... 19
         5.4      Subsidiaries, Divisions and Affiliates..................... 20
         5.5      Equity Investments......................................... 20
         5.6      Authorization of Agreement................................. 20
         5.7      Effect of Agreement........................................ 20
         5.8      Restrictions............................................... 21
         5.9      Governmental and Other Consents............................ 22
         5.10     Financial Statements....................................... 22
         5.11     Absence of Certain Changes or Events....................... 23
         5.12     Title to Assets; Absence of Liens and
                      Encumbrances........................................... 25
         5.13     Equipment.................................................. 26
         5.14     Insurance.................................................. 26
         5.15     Agreements, Arrangements, Etc.............................. 28
         5.16     Patents, Trademarks, Copyrights, Etc....................... 32
         5.17     Permits, Licenses, Etc..................................... 33
         5.18     Compliance with Applicable Laws............................ 34
         5.19     Litigation................................................. 34
         5.20     No Interest in Competitors................................. 35
         5.21     Customers, Suppliers, Distributors and Agents.............. 36
         5.22     Books and Records.......................................... 36
         5.23     Employee Benefit Plans..................................... 36
         5.24     Powers of Attorney......................................... 37


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         5.25     Sufficiency of Assets and Commitments...................... 37
         5.26     Labor Disputes, Unfair Labor Practices..................... 38
         5.27     Past Due Obligations....................................... 39
         5.28     Environmental Matters...................................... 39
         5.29     Tax and Other Returns and Reports.......................... 41
         5.30     Certain Tax Definitions.................................... 42
         5.31     Recent Dividends and Other Distributions................... 43
         5.32     Inventory.................................................. 43
         5.33     Purchase and Sale Obligations.............................. 43
         5.34     Other Information.......................................... 44
         5.35     Accounts Receivable and Accounts Payable................... 44
         5.36     Knowledge of AJAX and the Shareholder...................... 45
         5.37     Subchapter S............................................... 45

6.       REPRESENTATIONS AND WARRANTIES OF SAC............................... 45
         6.1      Organization............................................... 46
         6.2      Authorization of Agreement................................. 46
         6.3      Effect of Agreement........................................ 46
         6.4      Litigation................................................. 47
         6.5      Governmental and Other Consents............................ 47
         6.6      Compliance with Applicable Laws............................ 47

7.       PRE-CLOSING COVENANTS OF THE SHAREHOLDER............................ 48
         7.1      Conduct of Business Until Closing Date..................... 48
         7.2      Shareholder Compensation................................... 50
         7.3      Approvals, Consents and Further Assurances................. 51
         7.4      Access to Properties, Records, Suppliers, Agents,
                       Etc................................................... 51
         7.5      Advice of Changes.......................................... 52
         7.6      Conduct.................................................... 52
         7.7      Employee Benefit Plans..................................... 52
         7.8      Cooperate with Capital Raising Efforts..................... 53
         7.9      Satisfaction of Conditions by Shareholder.................. 53
         7.10     Redemption................................................. 53

8.       PRE-CLOSING COVENANTS OF SAC........................................ 54
         8.1      Financing Efforts.......................................... 54
         8.2      Timetable.................................................. 54
         8.3      Counsel Fees............................................... 55
         8.4      Advice of Changes.......................................... 55
         8.5      Conduct.................................................... 55
         8.6      Satisfaction of Conditions by SAC.......................... 55

9.       POST-CLOSING COVENANTS.............................................. 56
         9.1      Further Assurances......................................... 56
         9.2      Shareholder's Review of AJAX's Records..................... 56
         9.3      Subordination.............................................. 57

10.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SAC...................... 57
         10.1     Accuracy of Representations and Warranties................. 57
         10.2     Performance of Agreements.................................. 59
         10.3     Litigation, Etc............................................ 59
         10.4     Approvals and Consents..................................... 60


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         10.5     Shareholder's Certificate.................................. 60
         10.6     Good Standing Certificates................................. 60
         10.7     No Material Adverse Change................................. 61
         10.8     Actions, Proceeding, Etc................................... 61
         10.9     Opinion of Counsel to Shareholder.......................... 61
         10.10    Licenses, Permits, Consents, Etc........................... 61
         10.11    Documentation of Rights.................................... 62
         10.12    Lease Agreement............................................ 62

11.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE
         SHAREHOLDER......................................................... 62
         11.1     Accuracy of Representations and Warranties................. 62
         11.2     Performance of Agreements.................................. 62
         11.3     No Injunction.............................................. 63
         11.4     Opinion of Counsel to Buyer................................ 63
         11.5     SAC's Certificate.......................................... 63
         11.6     Good Standing Certificate.................................. 63
         11.7     Guarantees................................................. 64
         11.8     Agreements................................................. 64
         11.9     Resolutions................................................ 65

12.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES:
         INDEMNIFICATION..................................................... 65
         12.1     Survival................................................... 65
         12.2.1   Indemnification by the Shareholder......................... 66
         12.2.2   Limitation on Shareholder's Indemnification................ 68
         12.2.3   Excise Taxes............................................... 69
         12.3     Indemnification by SAC..................................... 71
         12.4     Right to Defend............................................ 71
         12.5     Subrogation................................................ 72

13.      TERMINATION OF AGREEMENT............................................ 73
         13.1     Mutual Consent of the Parties.............................. 73
         13.2     Failure of SAC to obtain Financing......................... 73
         13.3     Break-up Fee............................................... 74

14.      MISCELLANEOUS....................................................... 75
         14.1     Expenses................................................... 75
         14.2     Waivers.................................................... 75
         14.3     Binding Effect: Benefits................................... 76
         14.4     Assignment................................................. 76
         14.5     Notices.................................................... 76
         14.6     Entire Agreement........................................... 77
         14.7     Headings; Certain Terms.................................... 78
         14.8     Counterparts............................................... 78
         14.9     Governing Law.............................................. 78
         14.10    Severability............................................... 79
         14.11    Amendments................................................. 79
         14.12    Transaction Taxes.......................................... 79
         14.13    Section References......................................... 79
         14.14    Brokers and Finders........................................ 79
         14.15    Lease and Option to Purchase............................... 80
         14.16    Parties in Interest........................................ 80


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                                  EXHIBIT INDEX
                                  -------------

1.   Exhibit 1.3(b)     Inventory
2.   Exhibit 1.3(c)     Equipment
3.   Exhibit 1.3(d)     Rights (Patents, Trademarks, Copyrights,
                        etc.)
4.   Exhibit 1.3(h)     Real Property (owned or leased)
5.   Exhibit 1.3(j)     Excluded Assets
6.   Exhibit 3.3(a)     Carl Massaro Consulting Agreement
7.   Exhibit 3.3(b)     Karl Massaro Employment Agreement
8.   Exhibit 3.4        Allocation for Consideration
9.   Exhibit 4.1        Form of Closing Memorandum
10.  Exhibit 5.1        Good Standing Certificates - AJAX
11.  Exhibit 5.2        Outstanding Offers, Options, Warrants,
                        Equity Securities, Etc.
12.  Exhibit 5.3        Articles of Incorporation and By-laws of
                        AJAX
13.  Exhibit 5.4        Subsidiaries, Divisions and Affiliates of
                        AJAX
14.  Exhibit 5.5        Equity Investments
15.  Exhibit 5.8        Restrictions
16.  Exhibit 5.9        Governmental and Other Consents
17.  Exhibit 5.10       Financial Statements of AJAX
18.  Exhibit 5.11       Material Adverse Changes
19.  Exhibit 5.12       Notices, Liens and Encumbrances of AJAX
20.  Exhibit 5.14       Insurance Policies
21.  Exhibit 5.15       Commitments
22.  Exhibit 5.16       Patents, Trademarks, Copyrights
23.  Exhibit 5.17       Permits, Licenses, Etc.
24.  Exhibit 5.19       Material Litigation
25.  Exhibit 5.20       5% Interest Ownership Table
26.  Exhibit 5.21(a)    Customers, Suppliers, Distributions and
                        Agents
27.  Exhibit 5.21(b)    20 Largest Purchasers and Providers
28.  Exhibit 5.23       Employee Benefit Plans
29.  Exhibit 5.24       Powers of Attorney
30.  Exhibit 5.25       Sufficiency of Assets & Commitments
31.  Exhibit 5.26       Material Labor Disputes
32.  Exhibit 5.27       Past Due Obligations
33.  Exhibit 5.28       Environmental Matters
34.  Exhibit 5.29(a)    Tax Examination Dates
35.  Exhibit 5.29(b)    Examinations of Tax Returns by Governmental
                        Agency
36.  Exhibit 5.29(c)    Proposal by Governmental Entity of
                        Deficiency, Assessment or Claim of Taxes
37.  Exhibit 5.32(a)    Inventory
38.  Exhibit 5.32(b)    Non-usable Inventory
39.  Exhibit 10.10      Opinion of Counsel to AJAX
40.  Exhibit 5.35       Accounts Receivable and Accounts Payable
41.  Exhibit 10.13      Accountant's Letter
42.  Exhibit 11.4       Opinion of Counsel to Sac
43.  Exhibit 13.16      Lease Agreement


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

                            STOCK PURCHASE AGREEMENT

                  THIS AGREEMENT ("Agreement") is made and entered into as of the 11th day of August, 1997, by and between Standard Automotive Corporation, a Delaware corporation ("SAC"), or its assignee under Section 14.4 of this Agreement, and Carl Massaro (the "Shareholder").

                                    RECITALS:

                  WHEREAS, the Shareholder is the record and beneficial owner of seventy-five (75) shares of common stock of AJAX Manufacturing Company ("AJAX"), which is all the issued and outstanding capital stock of AJAX (the "Common Stock"); and

                  WHEREAS, Shareholder entered into a Stock Purchase Agreement as of February 1997 with Barclay Partners, LLC ("Barclay"), with respect to Shareholder's interest in Ajax and Barclay has assigned all of its rights thereunder to SAC; and

                  WHEREAS, Shareholder and SAC desire to enter into this agreement to confirm their agreement with respect to the purchase by SAC from Shareholder of the Common Stock;

                  NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. DEFINITIONS

                  1.1 "Affiliate". As used in this Agreement, the term "Affiliate" shall mean, as applied to any person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with, that person or entity. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person or entity, whether through the ownership of voting securities, by contract, or otherwise.

                  1.2 "Ancillary Documents" shall have the meaning set forth in Section 9 hereof.

                  1.3 "Assets". As used in this Agreement, the term "Assets" shall mean the assets of AJAX (as of the Closing) as follows:

                           (a) the business of AJAX as a going  concern which is
                  the manufacture and sale of trailer and shipping container chassis and sanitary waste containers, the


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

                  goodwill pertaining thereto and all of AJAX's right, title and interest in and to the names "AJAX Manufacturing Company", and all other names used by AJAX, as well as all logos relating thereto (the "Business");

                           (b) all items of inventory  owned by AJAX  including,
                  without limitation, all raw materials, work-in progress and finished products of AJAX (all of which are collectively referred to hereinafter as "Inventory");

                           (c) all  vehicles,  machinery,  equipment  (including
                  equipment which has previously been fully depreciated by AJAX and all equipment loaned to customers), furniture, fixtures and non-inventory supplies of AJAX, including containers, packaging and shipping material, tools and spare parts and other tangible personal property owned by AJAX (all of which are collectively referred to hereinafter as the "Equipment");

                           (d) all of AJAX's right, title and interest in and to
                  the United States and foreign rights of AJAX currently owned or used by AJAX in the conduct of the Business (and the rights proposed to be used) with respect to copyrights, licenses, patents, trademarks, trademark rights, tradenames, service marks, service right marks, trade secrets, shop rights, know-how, technical information, techniques, discoveries, designs,


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

                  proprietary rights and non-public information and registrations, reissues and extensions thereof and applications and licenses therefor, including but not limited to the items listed on Exhibit 1.3(d) (all of such rights being collectively referred to hereinafter as the "Rights");

                           (e) all books and records of AJAX  including  without
                  limitation all tax returns and financial information pertaining to the Business, all in-house mailing lists, other customer and supplier lists, trade correspondence, production and purchase records, promotional literature, data storage tapes and computer disks, computer software, order forms, accounts payable records (including invoices, correspondence and all related documents), accounts receivable ledgers, all documents relating to uncollected invoices, and all shipping records;

                           (f) all  contracts,  agreements and orders for goods;
                  all corporate opportunities under discussion and related to the Business, including any documentation related thereto;

                           (g) all cash, accounts,  deposits,  trade receivables
                  of AJAX and all advance payments, prepaid items, rights to offset and credits of all kinds of AJAX;


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                           (h) all real property owned by AJAX together with all
                  fixtures attached thereto, and all right, title and interest in and to any lease of real property, together with the lease
                  of  all  fixtures  attached  to  said  property,   (the  "Real
                  Property");

                           (i) all real property and all personal property owned by AJAX which is not specifically included in the foregoing subsections (a) through (h) and not specifically excluded on Exhibit 1.3(j); and

                           (j)      all other assets of AJAX, except as
                  specifically excluded on Exhibit 1.3(j) ("Excluded
                  Assets").

                  1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended and/or superseded.

                  1.5 "Commitments" shall mean all agreements, indentures, mortgages, plans, policies, arrangements, and other instruments, including all amendments thereto, fixed or contingent required to be disclosed on Exhibits
5.15.1 (a) through (p).

         2. SALE AND REDEMPTION OF STOCK

                  2.1  Purchase   and  Sale  of  Stock.   In  exchange  for  the
consideration specified herein, and upon and subject to the terms


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

and conditions of this Agreement, including but not limited to Section 7.10, SAC agrees to purchase and acquire from the Shareholder, and the Shareholder agrees to sell, assign, transfer, convey and deliver to SAC or its assignee under
Section 14.4 at the Closing (as hereinafter defined), all right, title and interest in and to the Common Stock.

                  2.2 Delivery of Possession and Instruments of Transfer. At the Closing, the Shareholder shall deliver to SAC possession of all of the certificates representing the shares of Common Stock (other than those redeemed in accordance with Section 7.10), duly endorsed in blank or accompanied by duly executed stock powers, with all necessary transfer stamps, with signatures guaranteed together with such other instruments of transfer requested by and satisfactory to SAC and its counsel for the consummation of the transactions contemplated under this Agreement and as are necessary to vest in SAC, all right, title and interest in and to the shares of Common Stock (other than those redeemed in accordance with Section 7.10) free and clear of any lien, encumbrance, security agreement, equity, option, claim, charge or restriction, other than restrictions imposed by federal or applicable state securities laws.

         3. CONSIDERATION

                  3.1 Consideration. Subject to reduction as provided in Section 7.10, the aggregate consideration to be paid by SAC in full consideration for its purchase of the Common Stock (other than


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

those shares redeemed in accordance with Section 7.10) and the other rights provided herein (the "Purchase Price") shall be:

                           (i)      $20,625,000 plus
                           (ii) 83.33% of the "Increased Net Worth" of AJAX from April 1, 1996, through the Closing Date.

                  For purposes hereof the Increased Net Worth shall mean the excess of the Net Worth of AJAX as of the Closing Date as determined pursuant to
Section 3.3 hereof over $4,463,671.

                  3.2 Time and Mode of Payment.  The Purchase Price set forth in
Section 3.1, shall be payable at the Closing by wire transfer to accounts designated by Shareholder. For purposes of determining the amount to be paid at Closing the parties will rely upon the most recent financial statements of Ajax reviewed by BDO. Said payment shall be made provided good and marketable title to the Common Stock (other than that redeemed in accordance with Section 7.10) is delivered, free and clear of any lien, or encumbrance as set forth in Section
2.2 hereof and provided all other terms and conditions of this Agreement have been complied with. Thereafter, the parties shall adjust the Purchase Price based upon the Closing Balance Sheet as provided in Section 3.3.

                  3.3 Balance Sheet.

                           3.3.1  As soon as practicable after the Closing Date
(but not later than 70 days after the Closing Date), AJAX will prepare, and cause BDO (or in the event of the unavailability of


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

BDO, another firm of accountants selected by SAC, in any case, "BDO") to audit and report upon, the balance sheet of AJAX at the close of business on the day immediately preceding the Closing Date (the "Effective Time"). The fees of BDO for preparing the Closing Balance Sheet and Net Worth Statement shall not be deducted in computing Net Worth. Such balance sheet shall be referred to herein as the "Closing Balance Sheet." Except as specifically provided herein, the Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles consistent with the accounting policies, practices and assumptions utilized by AJAX in the preparation of the Financial Statements. For purposes of preparing the Closing Balance Sheet: (w) for purposes of Sections 3.1(ii) and 3.3, the cash payments in accordance with Section 3.5(h) and Section 7.2(ii) shall be deemed paid prior to the Effective Time; (x) for valuation purposes, inventories will be equal to the inventories reflected on the March 31, 1997, Balance Sheet of Ajax (as audited by BDO), as adjusted to the Effective Time to reflect the purchase and sale of inventory in the interim period. The inventories at the Effective Time shall be valued on a basis consistent with the valuation method used in preparing the March 31, 1997, Financial Statements, except that there will be no further markdowns for obsolete, slow moving, and aged inventories, and that any adjustment for damaged inventory will be based solely on damage arising after March 31, 1997. In preparing the Closing Balance Sheet, any physical inventory taken by AJAX and observed by BDO will be at SAC's expense; (y) no liability will be reflected on the Closing Balance Sheet in respect of the liabilities of Ajax,


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

contingent or otherwise, referred to in Sections 12.2.2(b) and 12.2.3 or set forth on an Exhibit or Schedule hereto and (z) no deduction shall be taken to give effect to any redemption made in accordance with Section 7.10. The parties will and will cause AJAX to provide BDO with such assistance and access to personnel and books and records of AJAX as may be reasonably necessary in connection with the preparation and audit of the Closing Balance Sheet and, in general, will cooperate with BDO in facilitating such audit.

                           3.3.2  Immediately  after  the  audit of the  Closing
Balance Sheet has been completed by BDO, SAC will cause BDO to determine the preliminary Net Worth (as defined below) of AJAX at the Effective Time. For purposes hereof, the Net Worth of AJAX (the "Net Worth") shall mean an amount equal to the Shareholder's Equity of AJAX as reflected on the Closing Balance Sheet as determined in accordance with the procedures set forth in Sections
3.3.3 and 3.3.4.

                           3.3.3  BDO's  determination  of the  preliminary  Net
Worth at the Effective Time shall be delivered to Shareholder in writing (the "Preliminary Net Worth Statement")together with a copy of the Closing Balance Sheet no later than 70 days after the Closing. During the 30-day period following the Shareholder's receipt of the Preliminary Net Worth Statement, the Shareholder's accountants will be permitted to review the audit working papers of BDO relating to the Closing Balance Sheet and the Preliminary Net


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

Worth Statement and will have access to AJAX's personnel as may be reasonably necessary in connection therewith and, in general, SAC and AJAX will cooperate with the Shareholder and the Shareholder's accountants in facilitating such review. The Closing Balance Sheet and the Net Worth as disclosed in the Preliminary Net Worth Statement shall become final and binding upon the parties on the thirtieth day following the Shareholder's receipt thereof unless the Shareholder gives written notice of its disagreement as to the Closing Balance Sheet or the Preliminary Net Worth Statement ("Notice of Disagreement") to SAC prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by SAC in a timely manner, then the Net Worth shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by the Arbitrators through Mediation, or by the Final Arbitration, as the case may be (as such terms are defined in Section 3.3.4). The Net Worth that becomes final and binding on the parties in accordance with the terms of this Section 3.3.3 shall be set forth in a statement referred to herein as the "Final Net Worth Statement."

                           3.3.4 During the 15-day period following the delivery
of any Notice of Disagreement, the parties hereto shall attempt to resolve in writing any differences which they may have


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

with respect to any matter specified in such Notice of Disagreement. If, at the end of such 15-day period, the parties have not reached agreement on such matters, either Shareholder or SAC shall have the right to submit the matters which remain in dispute to the arbitrators (the "Arbitrators"), for review and resolution. The Arbitrators shall be two persons or entities with offices in New York City, one of which shall be selected by each of Shareholder and SAC. If within 20 days of receipt by the Arbitrators of the matters which remain in dispute, the Arbitrators have failed to resolve such matters, the parties shall attempt to resolve the matters in dispute through non-binding mediation conducted in New York City pursuant to the rules of the American Arbitration Association ("Mediation" or "Mediator"). All matters not resolved through Mediation shall be submitted to arbitration in New York City in accordance with the rules and regulations of the American Arbitration Association (the "Final Arbitration" and the arbitrators conducting the same, each a "Final Arbitrator").

                           3.3.5  If the Net Worth of AJAX as of the Effective
Time as finally  determined in accordance with Section 3.3.3 or 3.3.4 is greater
(less) than the net worth i.e. the shareholder's equity upon which the payment on the Closing Date was computed, within ten(10) days of the final determination of such Net Worth SAC (Shareholder) shall pay to Shareholder (SAC) or the Ajax Note shall be increased (decreased), as appropriate in, an amount equal to 83.33% of such excess (deficiency).


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

                           3.3.6  The fees of each Arbitrator shall be borne by
the party selecting such person or entity. The fees of the Mediator, the Final Arbitrators, if any, and of the American Arbitration Association (in connection with the Final Arbitration) shall be borne fifty percent by SAC and fifty percent by Shareholder. The fees of BDO incurred in connection with the audit of the Closing Balance Sheet and the preparation of the Preliminary Net Worth Statement and in any arbitration or mediation shall be borne by AJAX (but shall not be deducted in computing Net Worth), and the fees of the Shareholder's accountants incurred in connection with their review of the Closing Balance Sheet and the Preliminary Net Worth Statement and in any arbitration shall be borne by the Shareholder.

                  3.4 Other Consideration. As additional inducements to SAC to enter into this Agreement:

                           (a) The  Shareholder  and AJAX  shall  execute at the
                  Closing and deliver to each other a 3-year Consulting Agreement providing for compensation of $160,000 per annum in the form attached hereto as Exhibit 3.4(a) (the "Consulting Agreement").

                           (b)  Karl  Massaro  and  AJAX  shall  execute  at the
                  Closing and deliver to each other a 3-year Employment Agreement providing for compensation of $200,000 per annum in the form attached hereto as Exhibit 3.4(b) (the "Employment Agreement").

                 3.5 Restrictive Covenants. In consideration of the acquisition of the Common Stock of AJAX by SAC and the amounts provided for in this Section 3.5, and subject to the provisions of paragraph (i) of this Section 3.5, the parties agree as follows:

                           (a) The Shareholder  shall not at any time during the
period of five years commencing as of the Closing Date (the "Period") engage in any business, on behalf of any other company or himself, and shall not directly or indirectly own or own an interest in (except for a less than 2% stock ownership in a publicly-traded corporation), manage, operate, join, control, be employed by or participate either directly or indirectly in the ownership, management, operation or control of, or be connected in any manner with, any business, which is competitive with the business of AJAX or its subsidiaries or their successors and assigns (the "Acquired Business"), in any city, county, state or other jurisdiction within the United States. For purposes of this
Section 3.5, the Acquired Business is as described on Exhibit 3.5.


                           (b) During the Period Shareholder shall not, directly
or indirectly, on his own behalf or on behalf of or as an employee of any other person or business, contact or approach any person or business wherever located, with a view of selling or licensing or assisting others to sell or license products or services competing with any products or services of the Acquired Business or sell or solicit orders for the sale or licensing of such products or services.

                           (c) Unless  authorized  or  instructed  in writing by
AJAX, during the Period, Shareholder shall not, except as required in the conduct of the Acquired Business, disclose to others, or use, any of AJAX's inventions or discoveries or its secret or confidential information, knowledge or data (oral, written, or in machine-readable form) which Shareholder has or hereafter may obtain as a consequence of his relationship with AJAX, including such inventions, discoveries, information (limited to confidential), knowledge, know-how or data relating to machines, equipment, products, systems, software, research and/or development, designs, compositions, formulae, processes, manufacturing procedures or business methods, whether or not developed by Shareholder, by others on behalf of AJAX or obtained by AJAX from third parties, and irrespective of whether or not such inventions, discoveries, information, knowledge or data have been identified by AJAX as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, information (limited to confidential), knowledge or data become available to the public otherwise than by Shareholder's act or omission.

                           (d) During the Period  Shareholder  shall not, except
as required in the conduct of the Acquired Business, disclose to others, or use, any of the information relating to current or contemplated customers of AJAX, business dealings with such customers, prospective sales and advertising programs and agreements with such representatives of AJAX, present sources of supply or any other business arrangements of AJAX, including but not limited to customers, customer lists, costs, prices and earnings, whether or not such information is developed by the Shareholder, by others on behalf of AJAX or is obtained by AJAX from third parties, unless and until such information becomes available to the public otherwise than by the Shareholder's act or omission.

                           (e) During the Period  Shareholder  shall not solicit
business competitive with that of the Acquired Business, from any person, firm or entity which is a customer of AJAX at any time during the Period or was a customer during the year preceding the Closing, induce or attempt to induce any customer of AJAX to reduce its business with AJAX, or solicit any employee to leave the employ of AJAX or any of its subsidiaries or affiliates. During the Period, Shareholder shall also not solicit business competitive with the Acquired Business from any contemplated customer of AJAX. For purposes of this
Section 3.5, a "contemplated customer" shall mean potential customers which AJAX solicited or with which AJAX has had discussions concerning potential business at any time during the Period.

                           (f) The above  covenants  on the part of  Shareholder
shall survive the Closing, and the existence of any claim or cause of action of Shareholder against AJAX or SAC, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AJAX or SAC of such covenants except as otherwise set forth in paragraph 6(b) of the Consulting Agreement. The Shareholder agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that AJAX or Barclay shall be entitled to a temporary and permanent injunction or an order for specific performance of such covenants without the necessity of proving actual damage to AJAX or SAC. Nothing in this Agreement shall be construed, however, to limit the damages otherwise recoverable by AJAX or SAC.

                           (g)  The  parties   intend  that  the   covenants  of
Shareholder contained in this Section 3.5 shall be construed as a series of separate covenants, one for each city, county, state or other jurisdiction, located within the United States of America. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included herein, then the unenforceable covenants shall be deemed eliminated from these provisions for the purposes of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

                           (h) Shareholder acknowledges that in consideration of
the covenants of Shareholder contained in this Section 3.5, Ajax has prior to the date hereof paid to Shareholder the sum of $500,000. As additional consideration for the covenants of Shareholder contained in this
Section 3.5, SAC shall issue to Shareholder options to purchase 50,000 shares of the Common Stock of SAC or of such permitted assignee to which SAC may assign its rights hereunder (such permitted assignee being referred to herein as the "SAC Assignee"), such options to have a per share exercise price equal to 115% of the initial public offering price per share of SAC's Common Stock, and to be on such other terms and conditions as those issued to management of SAC prior to the contemplated public offering of securities of SAC or SAC's Assignee, as the case may be, except that such options to Shareholder shall be exercisable for a period of five years from the Closing Date.

                           (i)  Anything  contained  in this  Section 3.5 to the
contrary notwithstanding, in the event that SAC or Ajax defaults in the payment when due, of any installment of interest or principal of the SAC Note or the Ajax Note (as hereinafter defined), and does not cure the same within any applicable cure period, the covenants of Shareholder contained in this Section
3.5 shall be of no further force and effect.

                  3.6 Allocation of Consideration for Tax Purposes. None of the parties shall, at any time hereafter, in any tax or information return filed with any state or federal agency or in any audit, other tax proceeding or otherwise, take a position which is contrary to the allocations hereinabove set forth.

         4. CLOSING

                  Closing and Closing Date. Subject to the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Phillips Nizer Benjamin Krim & Ballon LLP at 10:00 A.M. (local time) on or before November 15, 1997, or at such later date, place or time as the parties shall otherwise mutually agree upon (the date of the Closing being referred to herein as the "Closing Date"). All Closing transactions shall be deemed to take place simultaneously and no Closing transaction shall be deemed consummated until all transactions to take place at the Closing have been consummated.

         5. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

                  As an inducement to SAC to enter into this Agreement and perform its obligations hereunder, the Shareholder hereby represents and warrants to SAC as follows, each of which representations and warranties is material and is being relied upon by SAC, and each of which is true as of the date hereof:

                  5.1 Organization, Good Standing, Power, Etc. AJAX is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. AJAX is qualified to do business in all states in which the nature of its Business requires qualification. AJAX has all requisite corporate power and authority to own or lease and operate its properties and assets, and carry on its Business as it is presently being conducted.

                  5.2 Capital Stock.

                  (a) AJAX has authorized capital stock consisting of one hundred (100) shares of common stock, no par value, of which seventy-five (75) shares are issued and outstanding, and all of which are duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights, and, to the Shareholder's knowledge, were issued in compliance with all federal and applicable state securities laws.

                  (b) There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for, requiring or permitting the offer, sale, purchase or issuance of any shares of capital stock of AJAX or any other securities (as such term is defined in the Securities Act of 1933, as amended). Except for the Common Stock, there are no equity securities of the Company that are reserved for issuance or are outstanding.

                  (c) The Common Stock is owned by the Shareholder free and clear of all liens, charges, encumbrances or claims of any kind whatsoever, except for restrictions imposed by federal or applicable state securities laws.

                  5.3 Articles of Incorporation and By-Laws. Included in Exhibit
5.3 hereto are correct and complete copies of the Certificate of Incorporation of AJAX, as amended to date, and the By-Laws of AJAX, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect.

                  5.4 Subsidiaries, Divisions and Affiliates. There are no subsidiaries, divisions or Affiliates of AJAX. Since January 1, 1990, the Business has been conducted solely by AJAX and not through any Affiliate, joint venture or other entity or person or under any other name.

                  5.5 Equity Investments. AJAX does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

                  5.6 Authorization of Agreement. The Shareholder has all requisite power and authority to execute, deliver and perform his obligations under this Agreement. This Agreement has been, and the Ancillary Documents will be, duly and validly executed and delivered by the Shareholder. This Agreement constitutes a valid and binding obligation of the Shareholder enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally.

                  5.7 Effect of Agreement. Except as set forth on Exhibit 5.7, the execution, delivery and performance of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both,
(a) to the Shareholder's knowledge, violate any provision of law, statute, rule, regulation or executive order to which AJAX or the Shareholder is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Shareholder or AJAX; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or other encumbrance upon any of the Assets or the Common Stock pursuant to any corporate charter, by-law, commitment, contract or other agreement or instrument, including any of the Commitments, to which AJAX or the Shareholder is a party or by which any of the Assets or the Common Stock is or may be bound or affected or from which AJAX or the Shareholder derives benefit, which breach, conflict, modification, termination, default or encumbrance described in this clause (c) would be materially adverse to the Business, any of the Assets or the Common Stock.

                  5.8 Restrictions. Except as set forth on Exhibit 5.8, neither AJAX nor the Shareholder is a party to any contract, commitment or agreement, nor is any of them, the Common Stock or Assets subject to, or bound or affected by, any provision of the

Articles of Incorporation, By-laws or other corporate restriction, or any order, judgment, decree, or to the Shareholder's knowledge, any law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would, individually or in the aggregate, materially adversely affect the Business, the Common Stock, or any of the Assets.

                  5.9 Governmental and Other Consents. To the Shareholder's knowledge, except as set forth on Exhibit 5.9 and excluding any filings, authorizations, consents and approvals as may be required under federal or state securities, antitrust or takeover laws, no consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Shareholder of this Agreement or the Shareholder of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

                  5.10 Financial Statements. Included in Exhibit 5.10 hereto are correct and complete copies of the balance sheets of AJAX for the years ended March 31, 1997 and 1996 (collectively, the "Financial Statements"). The
Financial Statements were audited by BDO. The Financial Statements are in accordance with the financial books and records of AJAX in all material respects, have been prepared on a consistent basis and fairly present the financial position of AJAX at their respective dates and the results of operations and cash flows for the respective periods covered thereby. The Shareholder is not aware of any material negative modifications that should be made to the Financial Statements in order for them to be in accordance with generally accepted accounting principles. AJAX has provided to BDO letters from its management with respect to certain financial reporting matters described therein (collectively, the "Ajax Management Representation Letter"). The parties hereby agree that the Ajax Management Representation Letter was given solely for the purpose of enabling BDO to express an opinion with regard to the Ajax Financial Statements and none of the representations contained therein are meant to be representations given by Shareholder to SAC under this Agreement. Said representations are not meant to supersede, modify, expand or limit any of the representations contained in this Agreement and are not being relied upon by SAC under this Agreement. Moreover SAC hereby agrees that it shall not seek to recover for any alleged damages sustained under this Agreement by reason of a breach of any representation or warranty contained in the Ajax Management Representation Letter and further agrees that its only remedies against Shareholder with respect to the transactions contemplated under this Agreement are the remedies set forth herein.

                  5.11 Absence of Certain Changes or Events. Except as set forth on Exhibit 5.11 since March 31, 1997, AJAX has not: (a) suffered any adverse change in the Business or the Assets, and no event has occurred which, individually or in the aggregate, has or have had a material adverse effect on, AJAX's financial condition, results of operations or Business or the value of the Assets; (b) incurred damage to or destruction of any tangible Asset or portion of the tangible Assets, whether or not covered by insurance which damage or destruction has had a material adverse effect on the Business or the value of the Assets;
(c) incurred any material  obligation or liability (fixed or contingent)  except
(i) current business obligations incurred in the ordinary course of business, none of which were entered into for grossly inadequate consideration, (ii) obligations or liabilities under the Commitments to the extent required thereby, and (iii) obligations and liabilities relating to the transaction contemplated under this Agreement; (d) made or entered into contracts or commitments to make any capital expenditures in excess of $50,000, except for those previously committed, for those appropriate to repair, maintain or replace the material Assets of AJAX, as AJAX reasonably determined and for those alterations in the ordinary course of AJAX's Business; (e) mortgaged, pledged or subjected to lien any of the material Assets other than in the ordinary course of the Business provided that the aggregate amount of such mortgage, pledge or lien does not exceed $50,000; (f) sold, transferred or leased any material Asset or material portion of the Assets, or canceled or compromised any debt or material claims, except in each case, in the ordinary course of business; (g) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset including, but not limited to, the Rights; (h) waived or released any other rights having a material adverse effect on the Business or Assets; or (i) entered into any transactions not in the ordinary course of business which would, individually or in the aggregate, materially adversely affect the Assets or the Business.

                  5.12  Title to  Assets;  Absence  of Liens  and  Encumbrances.
Except as set forth on Exhibit 5.12, (a) AJAX has good title to, and owns outright, the Assets, which include all of AJAX's assets reflected in the March 31, 1997 Financial Statements (except as sold, used or otherwise disposed of in the ordinary course of business since March 31, 1997), free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer or other defects as to title (collectively, the "Liens"), other than rights of third parties under leases to which AJAX is a party, Liens for taxes not yet due and payable, minor title irregularities, and other similar matters not having a material adverse affect on the Assets (the "Permitted Encumbrances"); and (b) immediately following the Closing, AJAX will have good and marketable title to all Assets, free and clear of all liens other than Permitted Encumbrances. The leases and other agreements or instruments under which AJAX holds, leases or is entitled to the use of any real or personal property included in the Assets are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid or reserved. AJAX enjoys peaceable and undisturbed possession under all such leases, and the change in ownership of the Common Stock will not materially adversely affect such leases, other agreements and instruments. To the Shareholder's knowledge, all Assets are in conformity with all applicable zoning and other laws, ordinances, rules and regulations. Except as set forth in Exhibit 5.12, no notice of violation of any law, ordinance, rule or regulation thereunder pertaining to said Assets has been received by the Shareholder or AJAX and which remains unsatisfied.

                  5.13 Equipment. Set forth on Exhibit 5.13 is a correct and complete list as of February 1, 1997 of all equipment used by AJAX in the Business (in excess of a fair market value of $10,000.00), indicating for each piece of such equipment whether it is owned or leased and setting forth where it is located. Except as noted on Exhibit 5.13, all of the equipment on Exhibit
5.13 and all Equipment (a) is and will be in working order and reasonable operating condition and generally has been suitable to AJAX for the uses for which it was designed or has been employed by AJAX, and (b) to the Shareholder's knowledge conforms in all material respects with any laws, ordinances, regulations, orders or other similar governmental requirements relating to its use, as the same are currently in effect.

                  5.14 Insurance. There are no outstanding or unsatisfied written requirements or recommendations imposed or made by any of AJAX'S current insurance companies with respect to current policies covering any of the Assets or the Business, or by any governmental authority requiring or recommending, with respect to any of the

Assets or the Business, that any material repairs or other material work be done on or with respect to, or requiring or recommending any material equipment or facilities be installed on or in connection with, any of the Assets. AJAX carries, and (with respect to any period for which a claim against AJAX may still arise) has always carried workers' compensation insurance in reasonable amounts, and other insurance (other than product liability insurance) which is reasonably necessary to the conduct of the Business. On Exhibit 5.14 is set forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Assets or the Business, and their respective annual premiums (as of the last renewal or purchase of new insurance), and (b) for the three-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the Business which have exceeded Twenty-Five Thousand Dollars ($25,000.00) per accident, casualty or damage, and (ii) claims for which written notice has been given for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) relating thereto which per claim are in excess of Twenty-Five Thousand Dollars ($25,000.00). Except as set forth on
Exhibit 5.14, as of the date hereof there are no material disputes between AJAX and underwriters relating to any such policies or bonds, and all premiums due and payable have been paid. Except as set forth on Exhibit 5.14, there are no pending and AJAX has not received written notice of any terminations or premiums increases with respect to any of such policies or bonds and to Shareholder's knowledge, there is no condition or circumstance applicable to the Business, other than the sale of the Common Stock pursuant to this Agreement, which may result in such termination or increase. AJAX and the Assets are in compliance with all conditions contained in such policies or bonds, except for noncompliance which, individually or in the aggregate, would not have a material adverse affect on the Business or the Assets.

                  5.15 Agreements, Arrangements, Etc.

                  5.15.1 Except as set forth on Exhibit 5.15.1 (a) through (p), AJAX is not a party to, nor are AJAX or any of the Assets bound by any:

                  (a) lease agreement (whether as lessor or lessee) providing for annual payments in excess of $10,000 per lease per year;

                  (b) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights;

                  (c) employment or other contract or agreement with an employee or independent contractor, other than employees paid on an hourly rate, which
(i) may not be terminated without liability to

AJAX upon notice to the employee or independent contractor of not more than 30 days, or (ii) provides payments (contingent or otherwise) of more than $40,000 per year (including all salary, bonuses and commissions);

                  (d) agreement, contract or order with any buying agent, manufacturer, leasing company, supplier or other individual or entity who assists, provides or is otherwise involved in the acquisition, supplying or providing Assets or other goods to AJAX which may not be terminated without liability to AJAX upon notice of not more than thirty (30) days and other than open purchase orders in the ordinary course of business;

                  (e) non-competition, secrecy or confidentiality agreements other than with SAC;

                  (f) agreement, contract or order with any distributor, dealer, leasing company, sales agent or customer for the sale of goods or services by AJAX to any third party (including the government or any other governmental authority) other than orders for the provision of goods or services in the ordinary course of business;

                  (g) agreement with any labor union;

                  (h) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another;

                  (i) agreement with any banks or other persons for the borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased, or under the terms of invoices delivered to its customers, be granted to AJAX with respect so sold to its customers);

                  (j) agreement with any bank, finance company or similar organization which acquires from AJAX receivables or contracts for sales on credit;

                  (k) agreement granting any person a lien, security interest or mortgage on any of the Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory;

                  (l) agreement for the incurrence of any capital expenditure in excess of $50,000;

                  (m) advertising, publication or printing agreement;

                  (n)  agreement   which  restricts  AJAX  from  doing  business
anywhere in the world;

                  (o) agreement or, to Shareholder's knowledge, a statute or regulation giving any party the right to renegotiate or require a reduction in prices or the repayment of any amount previously paid; or

                  (p) to Shareholder's knowledge, agreement or contract, not included in or expressly excluded from the terms of the foregoing clauses (a) through (o), materially affecting the Assets or Business, except contracts or purchase orders for the purchase or sale of goods or services made in the usual and ordinary course of business or having a value of less than $10,000.

                  5.15.2 Each of the Commitments is valid, in full force and effect and enforceable in all material respects by AJAX in accordance with its terms except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcements of creditors' rights generally.

                  5.15.3 Except as set forth on Exhibit 5.15.3, AJAX has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Commitments, except where the failure to do so would not, individually or in the aggregate, have a material adverse affect on the Business or the Assets. Furthermore, there has not occurred any default by AJAX or to the Shareholder's knowledge any event which, with the lapse of time or the election of any person other than AJAX, will become a default, nor, to Shareholder's knowledge, has there occurred any default by others or any event which, with the lapse of time or the election of any person including AJAX, will become a default under any of the Commitments, except for such defaults, if any, which have not resulted and will not result in any material loss to or liability of AJAX or any of its successors or assigns. Except as indicated on Exhibit 5.15.3, AJAX is not in arrears in any material respect with respect to the performance or satisfaction of any of the material terms or conditions to be performed or satisfied by it under any of the Commitments and no waiver or variance has been granted by any of the parties thereto.

                  5.15.4 As to those Commitments set forth on Exhibits 5.15 (a) through (p), prior to Closing Shareholder shall obtain the consent of the parties thereto other than AJAX to the consummation of the transactions contemplated hereby.

                  5.16 Patents, Trademarks, Copyrights, Etc. Exhibit 1.3(d) sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each of the Rights and (ii) the product, service, or products or services of AJAX which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets and constitute all rights necessary for the conduct of the Business, as such business is currently being conducted. Except as set forth on Exhibit 5.16, since January 1, 1990, AJAX has not sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any person, and has the entire right, title and interest (free and clear of all security interests, liens and encumbrances of every nature) in and to the Rights necessary to the conduct of the Business as currently being conducted; neither the validity of such items nor the use thereof by AJAX, is the subject of any pending or to Shareholder's knowledge threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. AJAX has received no notice that the conduct of the Business of AJAX as currently operated and the use of the Assets conflicts with, or infringes upon, legally enforceable rights of third parties. Except as set forth on
Exhibit 5.16, since January 1, 1990 the Rights owned by or licensed to AJAX have not been used, and to the Shareholder's knowledge no use is now being made, by any entity except AJAX and other entities duly licensed to use the same. Except as set forth on Exhibit 5.16, to Shareholder's knowledge, there is no infringement by any third party of any proprietary right owned by or licensed to AJAX.

                  5.17 Permits, Licenses, Etc. There are no permits, licenses, registrations, memberships, orders or approvals of governmental or administrative authorities required to permit AJAX to carry on its Business as currently conducted (other than (i) permits, licenses, registrations, trade memberships, orders or approvals which are set forth on Exhibit 5.17, all of which are in full force and effect, and (ii) other permits, licenses, orders or approvals, the failure to obtain which would not, individually or in the aggregate, have a material adverse affect on the Assets or on the Business).

                  5.18 Compliance with Applicable Laws. Subject to the provisions of Section 5.28 hereof and Section 5.29, to Shareholder's knowledge, the conduct by AJAX of the Business does not violate or infringe, and AJAX has received no written notice that there is any claim of violation or infringement of, any law, statute, ordinance, regulation or executive order (including, without limitation, the Federal Food, Drugs and Cosmetics Act, as amended, the Occupational Safety and Health Act, the National Environmental Policy Act and the Foreign Corrupt Practices Act and the respective regulations thereunder and similar applicable state laws and regulations) currently in effect. AJAX is not in default under any governmental or administrative registration, membership or license issued to it, under any governmental or administrative order or written demand directed to it, or with respect to any order, writ, injunction or decree of any court directed to it which, in any case, materially adversely affects the financial condition, results of operations or Business or the value of the Assets.

                  5.19 Litigation. Except as set forth on Exhibit 5.19, there is no action, suit, proceeding, arbitration, pending or, to the knowledge of Shareholder, threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal against or relating to or affecting (directly or indirectly, including by way of indemnification) the

Common Stock, the Business or any of the material Assets, or the transactions contemplated by this Agreement. AJAX has not waived any statute of limitations or to the knowledge of Shareholder any other affirmative defense with respect to any of its obligations. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which AJAX is a party, or to the knowledge of Shareholder to which AJAX or any material portion of the Assets is subject. Neither AJAX nor the Shareholder or to the knowledge of Shareholder, any other current officer, director, partner or key supervisory employee of AJAX or any Affiliate of AJAX has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business.

                  5.20 No Interest in Competitors. Set forth on Exhibit 5.20 is a list describing the extent to which AJAX, the Shareholder or to the knowledge of Shareholder any other officer or director of AJAX or any Affiliate of any of the foregoing, directly or indirectly, owns more than a five percent (5%) interest in or controls or is an employee, officer, director, or partner of, or consultant to any corporation, partnership, limited partnership, joint venture, association or other entity which is a competitor, supplier or customer of AJAX or does any type of business or has a professional relationship with AJAX.

                  5.21 Customers, Suppliers, Distributors and Agents. Except as set forth on Exhibit 5.21 (a), Shareholder has no knowledge that any customer, distributor, supplier or any other person or entity with material business dealings with AJAX, will cease to continue such relationship with AJAX, or will substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. Exhibit 5.21 (b) sets forth as to AJAX (a) the customers representing the purchasers of 90% of its goods and/or services and (b) the fifteen largest (in dollar value) providers of goods and/or services to it, in each case with respect to each of the years ended March 31, 1995 and 1996.

                  5.22 Books and Records. The books of account and other financial and corporate records of AJAX are in all material respects complete, correct and up to date, with all necessary signatures, and are in all material respects accurately reflected in the Financial Statements.

                  5.23 Employee Benefit Plans. Except as described in Exhibit 5.23, AJAX does not have any hospitalization, health insurance, pension, retirement, profit sharing, stock option or similar plans. Since the date of its incorporation AJAX has never maintained a pension, profit sharing, stock bonus, bonus, deferred compensation, severance, stock option or purchase plan, or retirement plan or arrangement, covering employees of AJAX (the "Employee Benefit Plans").

                  To Shareholder's knowledge, AJAX has complied with all of the rules and regulations governing each of the Employee Benefit Plans maintained for the benefit of AJAX's employees, including, without limitation, rules and regulations promulgated pursuant to ERISA and the Code, by the Department of Treasury, Department of Labor, and the Pension Benefit Plans Guaranty Corporation, and each of the Employee Benefit Plans now operated has since its inception been operated in accordance with its provisions and is in compliance with such rules and regulations. To Shareholder's knowledge, neither AJAX nor any Employee Benefit Plans maintained by AJAX or any fiduciaries thereof have engaged in any prohibited transaction, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, nor have any of them committed any breach of fiduciary responsibility with respect to any of the Employee Benefit Plans, and Shareholder does not have any knowledge that any other person has not complied with these rules and regulations.

                  5.24 Powers of Attorney. Except as set forth on Exhibit 5.24, no person has any power of attorney to act on behalf of AJAX in connection with any of AJAX's properties or business affairs other than such powers to so act as normally pertain to the officers of AJAX and the authority granted to Karl Massaro and Frank Massaro to sign checks on behalf of AJAX.

                  5.25 Sufficiency of Assets and Commitments. Except as set forth in Exhibit 5.25, in Shareholder's reasonable judgment the Assets and the Commitments, taken in the aggregate, are sufficient, and constitute all of the property and Rights necessary, for the continuation of the Business and operations of AJAX as now conducted.

                  5.26 Labor Disputes, Unfair Labor Practices. Except as set forth on Exhibit 5.26, AJAX is not engaged in any illegal or unfair labor practice which would have a material adverse affect on the Assets or the Business. There is no pending or to the knowledge of Shareholder affirmatively threatened (i) unfair labor practice complaint, charge, labor dispute, strike, slowdown, walkout or work stoppage before the National Labor Relations Board or any other authority or (ii) grievance or arbitration proceeding arising out of or under a collective bargaining agreement involving employees of AJAX. There have been no strikes, labor disputes, slow-downs, walkouts, or work stoppages involving employees of AJAX during the last three (3) years except for claims brought by or on behalf of individual employees seeking less than $20,000 individually. There has been no suit brought alleging discriminatory discharge or treatment. To Shareholder's knowledge, no union representation question exists with respect to the employees of AJAX and no union organizing activities are taking place. Except as set forth on Exhibit 5.26 AJAX has not received notice from any of its key supervisory employees of such employee's intent to terminate his or her employment or bring any action against AJAX for any reason related to the transactions contemplated by this Agreement.

                  5.27 Past Due Obligations. Except as set forth on Exhibit 5.27, AJAX has no obligations over $25,000 more than 30 days past due.

                  5.28 Environmental Matters.

                  (a) To the  knowledge of  Shareholder,  except as set forth on
Exhibit  5.28,  (i)  AJAX  is  in  compliance  with  all   environmental   laws,
regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement; (ii) AJAX has not transported, stored, treated or disposed, or allowed or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, or had performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations nor has AJAX disposed of, or allowed or arranged for any third parties to dispose of, Hazardous Substances or other waste upon property owned or leased by it in contravention of any applicable laws or regulations; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into, above or beneath the surface of any parcel of real property in which AJAX has (or will have after giving effect to the transactions contemplated hereby) an ownership interest or any leasehold interest in contravention of any applicable laws or regulations;

(iv) AJAX has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Substance or other waste to or at a site which, pursuant to the U.S. comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), has been placed on the National Priorities List or its state equivalent; (v) AJAX has not received notice and AJAX has no knowledge of any facts which if disclosed to the proper governmental authority would give rise to any substantive notice, that AJAX is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or notice of any other Environmental Claim; (vi) AJAX has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity; and (vii) there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any material portion of the Assets or properties of AJAX.

                  (b) For the  purposes of this  Agreement:  (i)  "Environmental
Claim" shall mean any written demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding which asserts that an Environmental Condition constitutes a violation of any statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or Release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance, prior to Closing Date in each case in contravention of any applicable laws or regulations; (ii) "Environmental Condition" shall mean the presence on any real property during the period from the date such real property was first owned, leased or used by AJAX to the
Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any Hazardous Substance arising out of or otherwise related to the operations or other activities of AJAX or of any predecessor of AJAX, conducted or undertaken prior to the Closing Date, and in each case in contravention of any applicable laws or regulations; (iii) "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as applicable on the Closing Date, and shall include any additional substances designated under Section l 02(a) thereof prior to the Closing Date; and (iv) "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment
(including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or
contaminant)  in  each  case  in   contravention   of  any  applicable  laws  or
regulations.

                  5.29 Tax and Other Returns and Reports. AJAX has timely filed or will file all Tax Returns and information returns required to be filed by AJAX prior to the Closing Date and has paid or reserved all Taxes due for all periods ending on or before December 31, 1996, and will pay all Taxes due prior to the Closing Date. Adequate provision has been made in the Financial Statements referred to in Section 5.10 above, for all Taxes whether or not due and payable as of the dates thereof and whether or not disputed. Exhibit 5.29(a) lists all audits of Tax Returns which have occurred since January 1, 1990. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation. Except as set forth on Exhibit 5.29(b), no governmental entity has in writing proposed (tentatively or definitively), asserted or assessed or threatened in writing to propose or assert, any deficiency, assessment, lien, or other claim for Taxes. Except as provided in Exhibit 5.29(c), there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against AJAX or with respect to any Tax Return filed or to be filed by AJAX.

                  5.30 Certain Tax Definitions. For purposes of this Agreement, the term "Taxes" means all taxes, including without limitation all Federal, state, local, foreign and other income, franchise, sales, use, excise, property, payroll, withholding, environmental, alternative or add-on minimum and other taxes, assessments, charges, duties, fees, levies or other governmental charges of my kind whatsoever, and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest, and any contractual or other obligation to indemnify or reimburse any person with respect to any such assessment. For purposes of this Agreement, the term "Tax Return" shall mean any report, statement, return, declaration of estimated tax or other information required to be supplied by or on behalf of AJAX to a taxing authority in connection with Taxes, or with respect to grants of tax exemption, including any consolidated, combined, unitary, joint or other return filed by any person that properly includes the income, deductions or other tax information concerning AJAX.

                  5.31 Recent Dividends and Other Distributions. Except as set forth in Exhibit 5.31, there has been no dividend or other distribution of assets or securities with respect to the Common Stock whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Shareholder subsequent to March 31, 1996.

                  5.32 Inventory. Except as set forth in Exhibit 5.32 all of the Inventory is of a quantity and quality saleable at regular prices or usable in the ordinary course of business during the twelve months following the Closing.

                  5.33 Purchase and Sale Obligations. All purchases and sales and all orders and other commitments for purchases, sales and orders, made by or on behalf of AJAX have been made in the usual and ordinary course of its business in accordance with normal practices. On the Closing Date, the Shareholder shall deliver to

SAC a schedule of all such uncompleted purchase and sale orders and other commitments for purchases and sales as of a date not earlier than ten (10) days prior to the Closing.

                  5.34 Other Information. None of the information which has been furnished by AJAX or the Shareholder or any of their representatives to SAC or any of its representatives in connection with the transactions contemplated hereby, which is contained in this Agreement (including the Exhibits hereto) or any certificate or instrument delivered or to be delivered by or on behalf of AJAX or the Shareholder in connection with the transactions contemplated hereby, does or will contain any untrue statement of a material fact or omit a material fact necessary to make the information contained herein or therein not misleading. If SAC, after having been advised in writing of any fact or circumstance which materially changes a representation or warranty of
Shareholder in this Agreement nevertheless elects to close the transaction contemplated neither SAC nor AJAX shall thereafter allege that the existence of such fact or circumstance constitutes a breach of this Agreement.

                  5.35  Accounts  Receivable  and Accounts  Payable.  All of the
accounts receivable of AJAX are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of AJAX, and AJAX has received no written notice that any of the accounts receivable are or will be subject to any recoupments, set-offs or counter-claims. Exhibit

5.35 sets forth a true and correct aged (30-60-90) list of all accounts receivable and accounts payable of AJAX as of the end of January 1997.

                  5.36 Knowledge of AJAX and the Shareholder. As to each representation and warranty made by the Shareholder under this Article 5, any fact or information known to AJAX or notice received by AJAX, shall be imputed to the Shareholder as if such fact or information were known to the Shareholder or such notice received by the Shareholder except that with respect to representations and warranties of Shareholder which are limited to his knowledge or awareness, such representation and warranties shall be limited to those matters actually known to Shareholder without any obligation of inquiry.

                  5.37 Subchapter S. AJAX is and always has been taxed as a "C" corporation and has never elected to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended.

         6. REPRESENTATIONS AND WARRANTIES OF SAC

                  As an inducement to Shareholder to enter into this Agreement and perform his obligations hereunder, SAC hereby represents and warrants to Shareholder as follows, each of which representations and warranties is material and is being relied upon by Shareholder, and each of which is true as of the date hereof:

                  6.1 Organization. SAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SAC has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                  6.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by SAC, and the consummation of the transactions contemplated hereby have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly and validly authorized, executed and delivered on behalf of SAC. This Agreement constitutes a valid and binding obligation of SAC, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally.

                  6.3 Effect of Agreement. The execution, delivery and performance of this Agreement by SAC and consummation by SAC of the transactions contemplated hereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which SAC is subject; (b) violate any judgment, order, writ or decree of any court applicable to SAC; or (c) result in the breach of or conflict with any term, covenant, condition or provision of the Certificate of Incorporation and By-laws of SAC or any commitment, contract or other agreement on instrument to which SAC is a party.

                  6.4 Litigation. There are no actions, suits, proceedings or governmental investigations or inquiries pending or to its actual knowledge threatened against SAC which, in its reasonable judgment, would prevent the consummation of the transactions contemplated hereby.

                  6.5 Governmental and Other Consents. No consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by SAC of this Agreement or with any of the other instruments or agreements herein referred to, or the taking of any action herein contemplated, except for such consents as are required in connection with SAC's efforts to raise capital.

                  6.6 Compliance with Applicable Laws. The conduct by SAC of its business and affairs does not violate or infringe and SAC has not received a notice of any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order currently in effect. SAC is not in default under any governmental or administrative registration, membership or license issued to it, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court having jurisdiction over it.

         7. PRE-CLOSING COVENANTS OF THE SHAREHOLDER

                  The Shareholder hereby covenants and agrees with SAC that the Shareholder shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date or date of termination of this Agreement (as permitted by Section 13.1, 13.2 or 13.3 hereof), as the case may be:

                  7.1  Conduct  of  Business  Until  Closing  Date.   Except  as
permitted or required hereby or as SAC may otherwise consent in writing, the Shareholder shall cause AJAX to:

                  7.1.1 operate the Business only in the usual, regular and ordinary manner, and use best efforts to (a) preserve the present business organization of AJAX intact, (b) keep available the services of the present key supervisory employees of AJAX and (c) preserve the current business relationships of AJAX with customers, clients, suppliers, distributors and others having material business dealings with it;

                  7.1.2 bear the risk of loss or damage to the Assets on and prior to the Closing Date where such risk of loss is not the legal obligation of another, and maintain all material properties necessary for the conduct of the Business, whether owned or leased;

                  7.1.3 maintain the books, records and accounts of AJAX in the usual, regular and ordinary manner, on a basis consistent with prior periods;

                  7.1.4 duly comply with all laws, rules and regulations applicable to AJAX and to the conduct of its Business, if the failure to so comply would have a material adverse effect on the Business or the financial condition of AJAX;

                  7.1.5 perform all of the obligations of AJAX without default, unless default under any such obligations would have no material adverse impact on AJAX, its Assets or Business;

                  7.1.6 neither (a) amend AJAX's Certificate of Incorporation or By-Laws; (b) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity; nor (c) change the character of the Business;

                  7.1.7 neither (a) encumber, mortgage, or voluntarily subject to Lien other than as set forth on Exhibit 5.12, any of the existing Assets; (b) transfer, sell, lease, license or otherwise dispose of any of, or any part of, the Assets (other than in the ordinary course of business); (c) convey, transfer or acquire any material Asset or property to, for or on behalf of AJAX other than in the ordinary course of business; (d) enter into any arrangement, agreement or undertaking, with respect to any of the employees relating to the payment of bonus, severance, profit-sharing or special compensation or any increase in the compensation payable or to become payable to any such employee other than as referred to in Section 7.2; nor (e) incur any material fixed or contingent obligation or enter into any agreement, commitment, contract or other transaction or arrangement relating to the Business of AJAX or the Assets other than in the ordinary course of business;

                  7.1.8 not make any distributions or dividends of Assets or securities, nor any changes to the capital structure of AJAX; not agree to make or make any sales of its securities; and

                  7.1.9 neither modify, change or terminate any of its material obligations other than in the ordinary course of business, nor grant any power of attorney with respect to the Business or the Assets to any party except SAC.

                  7.2 Shareholder Compensation. From February 1, 1997, through the Closing Date, Shareholder shall prevent AJAX from paying, and he shall not accept from AJAX, any cash or property except (i) reimbursements for business expenses incurred by Shareholder on behalf of AJAX, (ii) a bonus for services rendered in the amount of $470,000, which Shareholder acknowledges has been received prior to the date hereof, (iii) salary for services rendered based on an annual rate of $160,000, and (iv) rent for the premises currently occupied by AJAX in accordance with the leasehold terms in effect as of the date hereof.

                  7.3 Approvals, Consents and Further Assurances. The Shareholder shall use and shall cause AJAX to use its best efforts to obtain in writing as promptly as possible all approvals, consents and waivers required to be obtained by Shareholder under the Agreement in order to effectuate the transactions contemplated hereby, and shall deliver to SAC copies, reasonably satisfactory in form and substance to counsel to SAC, of such approvals and consents. The Shareholder shall also use best efforts to assure that the other conditions set forth in Article 10 hereof are satisfied by the Closing Date.

                  7.4 Access to Properties, Records, Suppliers, Agents, Etc. The Shareholder shall cause AJAX to give to SAC and to SAC's counsel, financiers, accountants and other representatives access to and copies of such of AJAX's properties, personnel, books, tax returns, contracts, commitments and records as relate to the Assets, suppliers, agents, distributors, etc. or other aspects of the Business; and shall furnish to SAC and such representatives all such additional instruments, contracts, documents or other written obligations (certified by officers of AJAX, if so requested in writing) and financial and other information concerning such Business, Assets, suppliers, agents, etc. as SAC or its representatives may from time to time request, subject, however to the terms and conditions of a Non-Disclosure Agreement of even date herewith attached hereto as Exhibit 7.4.

                  7.5 Advice of Changes. If the Shareholder becomes aware of any fact or facts which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement, Shareholder shall promptly advise SAC in writing thereof.

                  7.6 Conduct. Except as permitted or required hereby or as SAC may otherwise consent in writing, Shareholder shall not, nor shall he permit AJAX to, enter into any transaction or take any action which would result in any of the representations and warranties of the Shareholder contained in this Agreement not being true and correct as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

                  7.7 Employee Benefit Plans. Except for payment of AJAX's current obligations, AJAX shall not incur any additional obligations or liabilities, including (i) liabilities for all claims incurred, whether or not reported, on or before the Closing Date under all "employee welfare benefit plans," within the meaning of Section 3(1) of ERISA, (ii) liabilities or obligations for vacations or sick leave or retiree, medical or life benefits to employees or former employees of AJAX other than in the ordinary course of business, and (iii) liabilities of AJAX for all benefits accrued under any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA under each Employee Benefit Plan.

                  7.8 Cooperate with Capital Raising Efforts. Shareholder shall reasonably cooperate in SAC's efforts to raise capital by assisting in the preparation of a registration statement relating to the contemplated offering of securities by SAC or SAC's Assignee, as the case may be, and, upon reasonable request and adequate notice, meeting with the proposed underwriter of the contemplated offering and SAC's or SAC's Assignee's proposed lenders, as the case may be, but shall not be required to enter into any agreement with the underwriter in connection with said registration.

                  7.9 Satisfaction of Conditions by Shareholder. The Shareholder hereby covenants and agrees with SAC that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, he shall use best efforts to assure that the conditions set forth in Article 10 hereof are satisfied by the Closing Date.

                  7.10 Redemption. (a) Notwithstanding the provisions of Article 2 or this Article 7, immediately prior to or contemporaneous with the Closing Shareholder shall be permitted to cause Ajax to redeem from him such portion of the Common Stock as to which SAC shall consent for an amount (the "Redemption Amount") equal to $4 million. SAC's consent to the number of shares of Common Stock shall not be unreasonably withheld or delayed. The Redemption Amount shall be deducted from and reduce the Purchase Price payable for the shares of Common Stock acquired by SAC.

                  (b) The Redemption Amount shall be paid by the delivery of a three year promissory note of Ajax (the "Ajax Note") bearing interest at the rate of 10% per annum in the form of Exhibit 7.10.1(a) provided that if the sum of the Purchase Price and the Redemption Amount is less than $23,903,257, the principal amount of the Ajax Note shall be reduced by the amount of such deficiency and such portion of the Redemption Amount shall be paid to Shareholder by wire transfer to accounts designated by Shareholder. The Ajax Note shall be secured by a lien on substantially all of the assets of Ajax pursuant to a Security Agreement (the "Security Agreement") substantially in the form of Exhibit 7.10(b).

                  (c) Payment of the Ajax Note shall be guaranteed by SAC pursuant to a Guaranty substantially in the form of Exhibit 7.10(c).

         8. PRE-CLOSING COVENANTS OF SAC

                  8.1 Financing Efforts. SAC shall exercise its best efforts to obtain such amounts, in the form of debt or equity, as may be necessary for SAC to consummate the transaction contemplated hereby.

                  8.2 Timetable. SAC has provided Shareholder with a tentative time schedule with respect to a contemplated public offering of its securities to raise the equity necessary to consummate the transaction contemplated hereby. Such timetable assumes the filing of a registration statement with the Securities and Exchange Commission on or about August 15, 1997, and SAC shall use its best efforts to adhere to such schedule.

                  8.3 Counsel Fees. SAC shall reimburse Shareholder promptly after submission of invoices to SAC for all reasonable legal fees and expenses incurred in satisfying his obligation under Section 7.8, provided, the aggregate amount of reimbursement for such fees and expense shall not exceed $20,000.

                  8.4 Advice of Changes. If SAC becomes aware of any fact or facts which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement, SAC shall promptly advise Shareholder in writing thereof.

                  8.5 Conduct. Except as permitted or required hereby or as Shareholder may otherwise consent in writing, SAC shall not enter into any transaction or take any action which would result in any of the representations and warranties of SAC contained in this Agreement not being true and correct as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

                  8.6 Satisfaction of Conditions by SAC. SAC hereby covenants and agrees with Shareholder that, between the date of this Agreement and the Closing Date or date of termination of this

Agreement,  as the case may be,  SAC  shall  cause the  conditions  set forth in
Article 11 hereof to be satisfied by the Closing Date.

         9. POST-CLOSING COVENANTS

                  9.1 Further Assurances. After the Closing hereunder, the Shareholder, at the request of SAC, shall execute, acknowledge and deliver to SAC, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents (together with the instruments referred to in Section 1.3, referred to herein collectively as the "Ancillary Documents") and take such other action as SAC may reasonably request (a) to transfer to and fully vest in SAC, and protect SAC's right, title and interest in and to AJAX and to all of AJAX's right, title and interest in and to the Assets, and (b) otherwise to consummate the transactions contemplated by this Agreement.

                  9.2 Shareholder's Review of AJAX's Records. Until such time as
Shareholder   is  paid  in  full   under  the  Note,   Shareholder   and/or  his
representatives, upon reasonable prior notice to AJAX and SAC, shall be given full access during regular business hours of AJAX to all financial and other books and records of AJAX, provided, however, that such access and inspection shall not be scheduled or conducted so as to interfere with the conduct of AJAX'S business.

                  9.3 Subordination. Upon the request of SAC or Ajax, Shareholder shall enter into a subordination agreement with one or more commercial lenders (the "Lenders") whereby Shareholder shall subordinate its right to receive payments of principal and interest under the Ajax Note to the right of such Lenders to receive payments on the notes (the "Lender Notes") evidencing Ajax's obligation to repay amounts borrowed from the Lenders, provided the principal amount of the Lender Notes is $5 million or less; further, Shareholder shall subordinate its liens under the Security Agreement granted to secure repayment under the Ajax Note to any lien granted to the Lenders to secure payment under the Lender Notes. Notwithstanding the foregoing, Shareholder shall not be required in connection with any such subordination agreement to refrain from taking any action ("standstill") to enforce its rights under the Ajax Note and to foreclose upon its liens under the related Security Agreement for more than 180 days after a default not cured by SAC or Ajax.

         10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SAC

                  The obligations of SAC pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by SAC in its sole discretion:

                  10.1 Accuracy of Representations and Warranties. All representations and warranties made by the Shareholder (contained in this Agreement, any Exhibit or Schedule hereto, or any certificate or instrument delivered to SAC or its representatives by the Shareholder or their representatives) shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (i.e., with respect to representations that a state of facts exists on or as of the date hereof, it is a condition that such state of facts exists on or as of the Closing Date; and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by transactions, events and facts contemplated hereby and specifically including all such transactions, events and facts that occur and/or arise in the conduct of the Business in the ordinary course from the date hereof through the Closing and such facts or circumstances as are communicated in writing by Shareholder to SAC pursuant to Section 7.5.Shareholder acknowledges that if Shareholder discloses in writing any facts or circumstances required to be disclosed in writing pursuant to Section 7.5, SAC shall have the right not to close the transaction contemplated hereby and to seek such other remedies as may be available, provided it may seek such other remedies only if Shareholder knew as of the date hereof of such facts and circumstances disclosed pursuant to Section 7.5; further, if SAC elects to close, the rights and obligations of the parties with respect to such disclosed facts and circumstances shall be as provided in Section 5.34.

                  10.2 Performance of Agreements. The Shareholder shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by him or before the Closing Date pursuant to this Agreement.

                  10.3 Litigation, Etc.

                  10.3.1 Except as set forth on Exhibit 5.19, no claim, action, suit, proceeding, arbitration, investigation or hearing or note of hearing shall be pending or threatened against or affecting the Shareholder, the Common Stock, AJAX or any of the Assets, which (a) might result either in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or (b) would materially adversely affect the Business or the ability of SAC to consummate the transactions contemplated by this Agreement or to own the Common Stock or to operate the Business.

                  10.3.2 AJAX shall not be in violation of any law, statute, ordinance, rule, regulation or executive order, the enforcement of which would, individually or in the aggregate, materially adversely affect the Assets or the Business; or which would individually or in the aggregate, materially adversely affect the ability of SAC to consummate the transactions contemplated by this Agreement or to own the Common Stock or to operate the Business.

                  10.3.3 No law, regulation or decree shall have been proposed, adopted or promulgated, or become effective, the enforcement of which would materially adversely affect the ability of SAC to consummate the transactions contemplated by this Agreement or to own the Common Stock or to operate the Business.

                  10.4 Approvals and Consents. AJAX shall have obtained, and SAC shall have received copies of, all of the approvals and consents referred to in
Section 7.3, each of which approvals and consents shall be in full force and effect and reasonably satisfactory in form and substance to SAC and its counsel.

                  10.5 Shareholder's Certificate. SAC shall have received an accurate certificate of the Shareholder, dated the Closing Date, reasonably satisfactory in form and substance to SAC and its counsel, certifying (a) as to the fulfillment of the matters specified in Sections 10.1 through 10.3, and (b) any changes that SAC is required to be notified of pursuant to Section 7.5, or that previously had not been disclosed to SAC.

                  10.6 Good Standing Certificates. SAC shall have received a certificate of the office of the Secretary of State of New Jersey, dated within 20 days before the Closing Date, certifying that the records of such state regarding AJAX incorporated in such state reflect that said business has not been dissolved, canceled, or withdrawn, nor has its charter/authority been voided/revoked for non-payment of state taxes by proclamation; that it continues to maintain active status within the State of New Jersey and that at the time of the issuance of said certificate no annual reports are outstanding.

                  10.7 No Material Adverse Change. There shall have been no material adverse changes in the financial condition, Business, operations, Assets, liabilities, management or prospects of AJAX.

                  10.8 Actions, Proceeding, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement shall have been completed.

                  10.9 Opinion of Counsel to Shareholder: SAC shall have received an opinion of McCausland, Keen & Buckman, counsel to Shareholder, addressed to SAC, dated the Closing Date, to the effect set forth in, and substantially in the form, of Exhibit 10.9.

                  10.10 Licenses, Permits, Consents, Etc. SAC shall have received evidence, in form and substance reasonably satisfactory to counsel for SAC, that such licenses, permits, consents, approvals, authorizations or orders of governmental authorities as are necessary to the consummation of the transactions contemplated by this Agreement and the continued operation of the Business have been obtained.

                  10.11 Documentation of Rights. AJAX shall have delivered to SAC true and complete copies of all of the documentation held by AJAX relating to each of the Rights.

                  10.12 Lease Agreement. SAC shall have received the Lease Agreement and the Option Agreement described in Exhibit 14.15 hereto duly executed by the lessor named therein.

         11.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDER

                  The obligations of the Shareholder under this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by Shareholder in his sole discretion:

                  11.1 Accuracy of Representations and Warranties. All representations and warranties by SAC in this Agreement shall be true as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

                  11.2 Performance of Agreements. SAC shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement, including without limitation the payment of the Purchase Price as set forth in the first sentence of Section 3.2.

                  11.3 No Injunction. No third party injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated hereby.

                  11.4 Opinion of Counsel to Buyer. The Shareholder shall have received an opinion of Phillips Nizer Benjamin Krim & Ballon LLP, counsel to SAC, addressed to the Shareholder, dated as of the Closing Date, to the effect set forth in, and substantially in the form, of Exhibit 11.4.

                  11.5 SAC's Certificate. Shareholder shall have received an accurate certificate of SAC, dated the Closing Date, reasonably satisfactory in form and substance to Shareholder and its counsel, certifying (a) as to the fulfillment of the matters specified in Sections 11.1 through 11.3, and (b) any changes that Shareholder is required to be notified of pursuant to Section 8.4, or that previously had not been disclosed to Shareholder.

                  11.6 Good Standing Certificate. Shareholder shall have received such certificate with respect to the existence of SAC or SAC's Assignee, as the case may be, issued by the office of the Secretary of State of the state of its organization, dated within 20 days before the Closing Date, certifying that the records of such state regarding SAC or SAC's Assignee, as the case may be, indicate that SAC or SAC's Assignee as the case may be, was duly organized and is still existing and in good standing.

                  11.7 Guarantees. SAC shall cause AJAX to pay at Closing in satisfaction of obligations of AJAX existing as of the date hereof guaranteed by Shareholder or Karl Massaro (the "Guaranteed Obligations") such amounts as may be necessary, not to exceed $100,000, to obtain for Shareholder and Karl Massaro a release from the Guaranteed Obligations; further, SAC shall exercise best efforts to obtain for Shareholder and Karl Massaro a release from all Guaranteed Obligations and, together with AJAX, shall indemnify Shareholder and Karl Massaro and hold him harmless from any obligation thereunder.

                  11.8 Agreements. AJAX, SAC or SAC's Assignee, as the case may be, shall execute and deliver to the appropriate party:

                             i)  The Consulting Agreement referred to in
                                 Section 3.4(a);

                            ii)  The Employment Agreement referred to in
                                 Section 3.4(b);

                           iii)  The Options referred to in Section 3.5;

                            iv) The Lease Agreement (and Option) referred to in Section 14.15;

                             v)  The Ajax Note;

                            vi) The Security Agreement referred to in Section 7.10;

                           vii)  The SAC Guaranty of the Ajax Note; and

                           viii)  Such  UCC-1's  and  other  instruments  as are
necessary to perfect Shareholder's lien under the Ajax Security Agreement.

                  11.9 Resolutions. Shareholder shall have received a certified copy of resolutions of the Board of Directors of SAC and the Board of Directors of SAC's Assignee, as the case may be, authorizing the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby.

         12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES:
             INDEMNIFICATION

                  12.1 Survival. The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of eighteen (18) months after the Closing Date and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to SAC, or the Shareholder, as the case may be prior to the expiration of such eighteen (18) months, such claim shall survive the termination of such period and shall survive for as long as such claim is unsettled, provided Shareholder shall have no liability for such claim if it shall remain unsettled and one of the SAC Indemnified Parties shall not have commenced a litigation with respect thereto within 36 months of the Closing Date and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, with respect to Taxes, the period shall be the applicable statute of limitations, and with respect to trade payables and accounts receivable, the period shall be one (1) year.

                  In addition to the foregoing limitation of indemnification, SAC shall not be entitled to indemnification for any claim contending the insufficiency of a payment of or reserve for federal or state tax liability unless such claim is derived from SAC's or AJAX's payment of additional taxes, penalties or interest made as a consequence of an audit by the appropriate governmental authority not arising from communications (other than routine communications in connection with its tax obligations) initiated by SAC, SAC's Assignee (as the case may be) or AJAX.
12.1.1
                  12.2.1 Indemnification by the Shareholder. (a) The Shareholder hereby covenants and agrees with SAC that, regardless of any investigation made at any time by or on behalf of SAC or any information SAC may have and, regardless of the Closing hereunder, provided that proper and timely notice is given in accordance with Sections 12.1 and 12.4, the Shareholder shall indemnify SAC and AJAX and their respective directors, officers, employees and Affiliates and each of their successors and assigns (individually, a "SAC Indemnified Party"), and hold them harmless from, against and in respect of any and all direct, actual and non-consequential costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel; collectively "Losses") incurred by any of them resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation by the Shareholder made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith).

                  (b) There shall be no obligation on the part of Shareholder to indemnify or hold a SAC Indemnified Party harmless, except to the extent the sum of all Losses (other than Losses relating to Taxes which are the subject of the following paragraph) for which SAC Indemnified Parties seek to be indemnified exceeds $250,000 (the "General Basket"), in which event Shareholder shall be responsible for all Losses in excess of $250,000.

                  (c) There shall be no obligation on the part of Shareholder to indemnify or hold a SAC Indemnified party harmless with respect to Losses arising out of or related to Taxes ("Tax Losses") except to the extent that the Tax Losses exceed $50,000 (the "Tax Basket"), in which event Shareholder shall be responsible for all such Tax Losses without regard to the Tax Basket.

                  (d) Neither the General Basket nor the Tax Basket shall be applicable with respect to a breach of Sections 5.1, 5.2, 5.3 or 5.7(a) and (b) and Shareholder's liability with respect to such sections shall be in effect without any "Basket."

                  (e) In determining whether Shareholder has any obligation under the foregoing subparagraphs (a) through (d), and, if so, the amount thereof, there shall be deducted from any Loss or Tax Loss (i) the proceeds of any insurance in respect of the incident giving rise to such Loss or Tax Loss and (ii) the net cash effect of any tax benefit received by Ajax in respect of any Loss or Tax Loss, offset by the cash effect of any tax burden resulting from payments made by Shareholder pursuant to Section 12.
12.1.2
                  12.2.2 Limitation on Shareholder's Indemnification. (a) Notwithstanding the foregoing, Shareholder's obligation to indemnify the SAC Indemnified Parties shall not exceed the sum of $2,000,000 (the "Shareholder's Cap"), except that the Shareholder's Cap shall not apply with respect to a breach of Sections 5.1, 5.2, 5.6, 5.29 and 5.37 or any of them.

                  (b) Shareholder acknowledges that Ajax has received from the New Jersey Department of Environmental Protection Notice of Civil Administrative Penalty Assessment with respect to emissions from paint spray booths. Notwithstanding the General Basket, Shareholder shall repay to SAC such portion of the Purchase Price as is equal to the sum of all fines, penalties, assessments and


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

interest thereon, if any, paid by Ajax and arising out of or related to the use by Ajax of the paint spray booths prior to the Closing, provided Shareholder's liability under this paragraph and with respect to any Losses arising out of any Environmental Conditions shall be capped at $250,000 (the "Environmental Cap"). Subject to the limits of the Environmental Cap, Shareholder shall indemnify the Company and hold it harmless from and against the cost of any equipment Ajax must purchase to satisfy any order or directive issued by the New Jersey Department of Environmental Protection within six months of the Closing Date. Amounts paid pursuant to this Paragraph will not count towards the Shareholder's Cap.

                  12.2.3 Excise Taxes. Shareholder acknowledges that the Internal Revenue Service ("IRS") has delivered to Ajax notice of a proposed adjustment of Ajax's excise tax liability for calendar years 1995 and 1996, together with penalties and interest, in the amount of $1,721,918 (the "Excise Claim"). Notwithstanding Section 12.2.1(b) and 12.2.2(a) hereof, Shareholder shall re-pay to SAC such portion of the Purchase Price as is equal to any liability of Ajax arising out of the Excise Claim, reduced by the net cash effect of any federal and/or state tax benefit received by Ajax upon payment of such liability, offset by any federal and/or state tax burdens that may result from payments made by Shareholder pursuant to this Section 12.2.3.


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

                  To secure Shareholder's obligation under this Section 12.2.3, a portion of the Purchase Price in an amount equal to the Excise Claim shall be deposited in escrow with counsel designated by SAC (the "Escrow Agent") to be held and paid over in accordance with the terms of an Escrow Agreement among SAC, Shareholder, Ajax and the Escrow Agent substantially in the form annexed hereto as Exhibit 12.2.3.

                  Subject to the consent of Ajax, not to be unreasonably withheld or delayed, Shareholder, at his cost, shall be permitted to select counsel and a firm of accountants to contest the Excise Claim; provided Ajax shall have the right, at its cost, to have its counsel participate in such defense and the Excise Claim shall not be settled in a manner which unreasonably impacts upon the future liability of Ajax for excise taxes. SAC hereby confirms that the law firm of McCausland, Keen & Buckman is reasonably acceptable to contest the Excise Claim.

                  Shareholder's right to direct the defense of the Excise Claim shall continue only for so long as such defense does not subject Ajax to liability in excess of the amount held in escrow, after taking into consideration the fact that the amount to be paid by Shareholder in respect of the Excise Claim shall be reduced by the net cash effect of any federal and/or state tax benefit received by Ajax upon payment of the Excise Claim, offset by any federal and/or state tax burdens that may result from payments made by Shareholders pursuant to this Section 12.2.3.


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

                  Amounts paid pursuant to this Section 12.2.3. will not count towards the Shareholder's Cap.

                  12.2.4 Industrial Site Recovery Act. SAC hereby acknowledges and agrees that Shareholder shall cause Ajax, or at Shareholder's request, SAC, to join in the execution and delivery to the New Jersey Department of Environmental Protection of a Remediation Agreement or similar arrangement which shall acknowledge and confirm that the obligations of the parties under the New Jersey Industrial Site Recovery Act ("ISRA") with respect to the leased premises described in the Lease shall survive the Closing. SAC further acknowledges and confirms that it will indemnify Shareholder and hold him harmless from and against any liability incurred by him under ISRA to the extent that such liability, together with any liability, which Shareholder may incur under
Section 5.28 and 12.2.2(b), shall exceed $250,000. This indemnity in favor of Shareholder shall survive the Closing until the expiration of any applicable statute of limitation.

                  12.2 Indemnification by SAC. Subject to the limitations set forth in Section 12.1, SAC hereby covenants and agrees with the Shareholder that SAC shall indemnify the Shareholder and his heirs, successors and assigns (each, a "Shareholder Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from any misrepresentation, breach of warranty or the nonfulfillment of any


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

agreement, covenant or obligation by SAC made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith).

                  12.3 Right to Defend. Except as provided above with respect to the Excise Liability, if the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a SAC Indemnified Party or a Shareholder Indemnified Party (referred to hereinafter as an "Indemnified Party"), the indemnifying parties shall be entitled to prompt notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at their expense and through counsel of their own choosing if they give written notice of their intention to do so no later than the time by which the interest of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice for purposes hereof, the Indemnified Party will not be considered materially prejudiced if any notice or demand or claim received by an Indemnified Party is not promptly delivered to the indemnifying party; provided, however, that if the defendants in any action shall include both the indemnifying parties and an Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying parties has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party than those available to the Indemnified Party, the Indemnified Party shall cooperate fully in


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

the defense of such claim and shall make available to the indemnifying parties pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article 12, for all reasonable costs and expense of said defense by separate counsel incurred by it in connection therewith.

                  12.4 Subrogation. If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the indemnifying party at no expense to the Indemnified Party in enforcing such rights.

         13.  TERMINATION OF AGREEMENT.

                  13.1 Mutual Consent of the Parties. This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time, by the mutual consent of the parties. In the event of the termination of this Agreement, pursuant to this Section 13.1, no party shall have any liability hereunder, including any liability for damages. In the event that a condition precedent to a party's obligation is not met, nothing contained herein shall be deemed to require any party to terminate this


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

Agreement rather than to waive such condition precedent and proceed with the Closing.

                  13.2 Failure of SAC to obtain Financing. (a) SAC has advised Shareholder that SAC or SAC's Assignee, as the case may be, intends to conduct a public offering ("IPO") of its securities to obtain a portion of the monies necessary to consummate the transaction contemplated hereby. Shareholder shall have the right to terminate this Agreement by written notice during the period from August 15, 1997 through August 30, 1997, if SAC or SAC's Assignee, as the case may be, has not filed a registration statement (the "Registration Statement") with the Securities & Exchange Commission ("SEC") with respect to the IPO prior to August 15, 1997, provided Shareholder shall not have the right to terminate this Agreement pursuant to this sentence if prior to August 15, 1997, SAC (i) pays to Shareholder the sum of $50,000 or (ii) enters into a bona-fide written commitment (the "Commitment") with an arms' length party which agrees to provide the equity financing necessary to consummate the transaction contemplated hereby (the "Private Financing"). Notwithstanding the payment of the aforesaid $50,000, if SAC has not obtained the Commitment or filed the Registration Statement prior to August 30, 1997, Shareholder shall have the right to terminate this Agreement pursuant to written notice to SAC, provided that the right granted in this sentence shall expire if the Registration Statement shall be filed or SAC shall obtain the Commitment prior to receipt of notice of termination.


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

         (b) Shareholder shall have the right to terminate this Agreement at any time after November 15, 1997, if the transaction contemplated hereby has not been closed by that time.

         (c) If SAC shall pay to Shareholder the $50,000 referred to in subsection (a), such amount shall be credited towards the Purchase Price.

                  13.3 Break-up Fee. If Shareholder shall terminate this Agreement as a result of a breach by SAC of its material obligations hereunder or as a result of SAC's inability to consummate the transaction contemplated hereby as a result of its inability to obtain the necessary financing, SAC shall pay to Shareholder a break-up fee of $75,000; provided SAC shall not be obligated to pay such break-up fee if its inability to raise its financing results, directly or indirectly, from (i) the discovery of facts or information regarding the Shareholder, AJAX or its Business which are materially different from the information provided by Shareholder to date and which reflects materially adversely upon the Shareholder or the Business; (ii) the failure of Shareholder to comply in all material respects with the covenant contained in
Section 7.8; or (iii) a breach of a material representation or warranty of Shareholder contained herein.

         14. MISCELLANEOUS


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

                  14.1 Expenses. Except as and to the extent otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Shareholder and SAC shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts, it being acknowledged that the fees and expenses of BDO and such other firms of accountants as SAC may engage in connection with the transaction contemplated hereby shall be borne by SAC, unless otherwise provided herein.

                  14.2 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

                  14.3 Binding Effect: Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors


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

and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

                  14.4 Assignment. Without limitation, and without the consent, prior, written or otherwise, of AJAX, this Agreement and all of the rights and obligations hereunder may be assigned by SAC to any entity owned or controlled by, or affiliated with it; provided that such assignment shall not relieve SAC of any of its obligations hereunder, and provided further that SAC's assignee shall assume all of SAC's obligations hereunder.

                  14.5 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receipt when transmitted by facsimile or telex or after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

                  If to SAC, to:

                  Standard Automotive Corporation
                  c/o Loeb, Block, Wacksman & Selzer LLP
                  505 Park Avenue
                  New York, New York 10022
                  Att: Steven Merker, Esq.
                  With a copy to:

                  Phillips Nizer Benjamin Krim & Ballon LLP 666 Fifth Avenue New York, New York 10103 Att: Vincent J. McGill, Esq.


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

                  If to the Shareholder, to:

                  Carl Massaro
                  1511 Casey Key Drive
                  Punta Gorda, Florida 33950

                  With a copy to:

                  McCausland, Keen & Buckman
                  Radnor Court
                  259 Radnor Chester Road
                  Radnor, PA  19087-5240
                  ATT:     Marc Maser, Esq.


                  14.6 Entire Agreement. This Agreement (including the Exhibits hereto) constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in any Exhibit hereto or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

                  14.7 Headings; Certain Terms. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specified; the word "or" means


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

"and/or," and the word "person" means and refers to any individual, corporation, trust, partnership, joint venture, government or governmental authority, or any other entity; and the plural and singular forms are used interchangeably.

                  14.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                  14.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New Jersey, without giving effect to the choice of law principles thereof

                  14.10 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

                  14.11 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.


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

                  14.12 Transaction Taxes. The Shareholder shall pay any and all taxes imposed upon the sale of the Common Stock and transfer of ownership thereof.

                  14.13 Section References. All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

                  14.14 Brokers and Finders. (a) Shareholder represents and warrants that it has dealt with no brokers, finders or investment bankers in connection with this Agreement other than the Gottesman Company, 200 East 71st Street, New York, New York 10021 and Tom Harrier. Shareholder shall pay at the Closing all fees due Gottesman and upon receipt of the Purchase Price $500,000 of such amounts as may be due Mr. Harrier. Shareholder shall indemnify AJAX, SAC and their successors and assigns and hold them harmless from a claim by any party that it is due a commission, finder's or similar fee as a result of actions taken by Shareholder.

                  (b) SAC represents and warrants that it has dealt with no broker, finder or investment banker in connection with this transaction other than Gottesman and Harrier and that the amount which will be due Harrier upon consummation of this transaction is $500,000. SAC shall indemnify Shareholder, his successors and assigns and hold them harmless from (i) a claim by any party (other than Gottesman and Harrier) that it is due a commission, finder's


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

or similar fee as a result of actions taken by SAC and (ii) a claim by Harrier that he is due an amount in excess of $500,000.

                  14.15 Lease and Option to Purchase. Set forth on Exhibit 14.15 is a copy of a lease for the premises known as 32 Valley Road, Hillsborough, New Jersey 08876-4056 and the surrounding twenty-two acres (collectively, the "Premises"). The aforesaid lease shall be executed on or before the Closing Date and shall contain a provision which grants the lessee named therein an option to purchase the Premises.

                  14.16 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, successors, personal representatives and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor is anything in this Agreement intended to impose any liability or obligation on any third party, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer thereunder duly authorized, as of the date first above written.


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

                                                ________________________________
                                                Carl Massaro

                                                STANDARD AUTOMOTIVE CORPORATION

                                                By:_____________________________

                                                   Steven Merker, __________

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